ANTHRACITE MORTGAGE CAPITAL, Inc.
                          ARTICLES OF INCORPORATION

                    The undersigned, being a natural person and acting as an incorporator, does hereby adopt the follow-ing Articles of Incorporation for the purpose of forming a business corporation in the State of Maryland, pursuant to the provisions of the Maryland General Corporation Law. These Articles of Incorporation, as they may be amended, supplemented or restated from time to time, are referred to as the "Charter."

                                  ARTICLE I

                                 INCORPORATOR

                    The undersigned, ___________________, whose
          address is _____________________________________________
          _________, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                                  ARTICLE II

                                     NAME

                    The name of the corporation (the "Corporation") is:

                      Anthracite Mortgage Capital, Inc.

                                 ARTICLE III

                                   PURPOSE

                    The purpose for which the Corporation is formed is to engage in any lawful act or activity including, without limitation or obligation, engaging in business as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, or any successor statute (the "Code") for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

                                  ARTICLE IV

                PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

                    The address of the principal office of the Corporation in the State of Maryland is c/o The Prentice-Hall Corporation System Maryland, 11 East Chase Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Prentice-Hall Corporation System Mary-land, 11 East Chase Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

                                  ARTICLE V

                      PROVISIONS FOR DEFINING, LIMITING
                     AND REGULATING CERTAIN POWERS OF THE
              CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

          Section 5.1  Number of Directors.

                    5.1.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of direc-tors of the Corporation shall be no less than three and no more than nine. The number of directors may be in-creased or decreased pursuant to the Bylaws, but shall never be less than the minimum number required by the General Laws of the State of Maryland now or hereafter in force. The names of the directors who shall serve until the first annual meeting of stockholders and until their successors are elected and qualified are Laurence D. Fink, Ralph Schlosstein and Hugh R. Frater.

                    The directors shall be divided into three classes as follows: (1) the term of office of Class I shall be until the 1998 annual meeting of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have quali-fied; (2) the term of office of Class II shall be until the 1999 annual meeting of stockholders and until their successors shall be elected and have qualified and there-after shall be for three years and until their successors shall be elected and have qualified; and (3) the term of office of Class III shall be until the 2000 annual meet-ing of stockholders and until their successors shall be elected and have qualified and thereafter shall be for three years and until their successors shall be elected and have qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of direc-tors in each class as nearly equal as possible. A direc-tor elected by stockholders shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                    5.1.2  Election by Preferred Stockholders.
          Whenever the holders of any one or more series of pre-ferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more direc-tors of the Corporation, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided in paragraph 5.1.1 of this Article V or in the Bylaws. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more direc-tors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

          Section 5.2  Independent Board of Directors.

                    5.2.1 Independent Majority. Notwithstanding anything herein to the contrary, at all times from and after the first annual meeting of stockholders (except during a period not to exceed one hundred twenty (120) days following the death, resignation, incapacity or removal from office of a director prior to expiration of the director's term of office), a majority of the Board of Directors shall be "Independent Directors." "Indepen-dent Director" shall mean any director who (a) does not own greater than a de minimis interest in the "Manager" (as defined below) or any of its "Affiliates," (as de-fined below) other than the Corporation and any Person controlled by the Corporation, and who (b) within the last two years has not directly or indirectly (i) been an officer of or employed by the Corporation or the Manager or any of their Affiliates, (ii) been a director of the Manager or any of its Affiliates other than the Corpora-tion and any Person controlled by the Corporation, (iii) performed more than a de minimis amount of services for the Manager or any of its Affiliates or (iv) had any material business or professional relationship with the Manager or any of its Affiliates other than as a director of the Corporation or any Person controlled by the Corpo-ration.

                    5.2.2 Manager. The term "Manager" means the Person engaged by the Corporation pursuant to a Manage-ment Agreement (as that term is defined in Section 5.12) to advise the Board of Directors and be responsible for directing the day-to-day business affairs of the Corpora-tion, including any Person to which the Person so engaged subcontracts substantially all such functions.

                    5.2.3  Affiliate.  "Affiliate" of a Person
          shall mean any Person directly or indirectly controlling, controlled by, or under common control with such other
          Person.

                    5.2.4 Indirect Relationship. For the purposes of this Section 5.2, an indirect relationship shall include a direct relationship by a director's spouse, children, parents or, siblings.

                    5.2.5 Business Relationship. For the purposes of this Section 5.2, an interest, service or business relationship automatically is not de minimis or is mate-rial, as the case may be per se if the interest or gross revenue involved exceeds 5% of the director's or other Person's (i) annual gross revenue from all sources in either of the last two years or (ii) net worth, on a fair market value basis.

                    5.2.6 Person. "Person" means and includes any natural person, corporation, partnership, association, trust, limited liability company or any other legal entity.

          Section 5.3 Extraordinary Actions. Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if autho-rized by an affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provid-ed in this Charter.

          Section 5.4 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter autho-rized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Charter.

          Section 5.5 Preemptive Rights. No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securi-ties of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time out-standing to the exclusion of the holders of any or all other classes, series or types of stock or other securi-ties at the time outstanding.

          Section 5.6  Indemnification.

                    5.6.1 The Corporation shall indemnify and hold harmless and, without requiring a determination of the ultimate entitlement to indemnification, pay reasonable expenses in advance of the final disposition of any proceeding to (A) its present and former directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the General Laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Direc-tors or the Corporation's Bylaws and be permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

                    5.6.2  Any indemnification, or payment of
          expenses in advance of the final disposition of any proceeding, shall be made promptly, and in any event within 60 days, upon the written request of the director or officer entitled to seek indemnification (the "Indem-nified Party"). The right to indemnification and advances hereunder shall be enforceable by the Indemnified Party in any court of competent jurisdiction, if (i) the Corpo-ration denies such request, in whole or in part, or (ii) no disposition thereof is made within 60 days. The Indem-nified Party's costs and expenses incurred in connection with successfully establishing his or her right to indem-nification, in whole or in part, in any such action shall also be reimbursed by the Corporation. It shall be a defense to any action for advance for expenses that (a) a determination has been made that the facts then known to those making the determination would preclude indemnifi-cation or (b) the Corporation has not received both (i) an undertaking as required by law to repay such advances in the event it shall ultimately be determined that the standard of conduct has not been met and (ii) a written affirmation by the Indemnified Party of such Indemnified Party's good faith belief that the standard of conduct necessary for indemnification by the Corporation has been met.

                    5.6.3 No amendment of this Charter or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

          Section 5.7 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corpo-ration for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distribu-tions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alter-ation or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matters relating to the acquisi-tion, holding and disposition of any assets by the Corpo-ration; whether and to what extent and at what times and places and under what conditions and regulations the books, accounts and documents of the Corporation shall be open to the inspection of stockholders, except as other-wise provided by statute and, except as so provided, no stockholder shall have any right to inspect any book, account or document of the Corporation unless authorized to do so by resolution of the Board of Directors.

          Section 5.8 REIT Qualification. The Corporation shall seek to elect and maintain status as a REIT under the Code. The Board of Directors shall use its reasonable best efforts to ensure that the Corporation satisfies the requirements for qualification as a REIT under the Code, including, but not limited to, the ownership of its outstanding stock, the nature of its assets, the sources of its income, and the amount and timing of distributions to its stockholders. The Board of Directors shall take no action to disqualify the Corporation as a REIT or to otherwise revoke the Corporation's election to be taxed as a REIT without the affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class.

          Section 5.9 Removal of Directors. Any director, or the entire Board of Directors, may be removed from office at any time by the stockholders, but only for cause and then only by the affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class. Any director may be removed from office at any time with or without cause by the affirmative vote of not less than two-thirds of the remaining directors.

          Section 5.10 Dissolution. The dissolution of the Corpo-ration shall be approved by the affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class; and the affirmative vote of not less than two-thirds of the votes of any series or class of stock expressly granted a series or class vote on the dissolution of the Corporation in the resolution provided for such series or class.

          Section 5.11 Management Agreements. Subject to such approval of the Independent Directors and other condi-tions, if any, as may be required by any applicable statute, rule or regulation, the Board of Directors may engage a Manager to advise the Board of Directors and be responsible for directing the day-to-day affairs of the Corporation under the supervision of the Board of Direc-tors pursuant to a written agreement (a "Management Agreement"). The approval of any Management Agreement and the renewal or termination thereof shall require the affirmative vote of a majority of the Independent Direc-tors.

          Section 5.12 Amendment of Certain Provisions. Notwith-standing any other provision of this Charter or the Bylaws of the Corporation, the provisions of Sections 5.6 (other than 5.6.3) 5.8, 5.9, 5.10, 5.11 and 5.12 shall not be amended, altered, changed or repealed without the affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class.

                                  ARTICLE VI

                                    STOCK

          Section 6.1 Authorized Shares. The total number of shares of capital stock of all classes which the Corpora-tion has authority to issue is five hundred million (500,000,000) shares of capital stock, of which four hundred million (400,000,000) shall be shares of common stock, par value one tenth of one cent ($.001) per share, amounting in aggregate par value to Four Hundred Thousand Dollars ($400,000), and one hundred million (100,000,000) shall be shares of preferred stock, par value one tenth of one cent ($.001) per share, amounting in aggregate par value to One Hundred Thousand Dollars ($100,000). The total par value of all shares of capital stock which the Corporation has authority to issue is $500,000. The Board of Directors may classify and reclassify any unis-sued shares of capital stock, whether now or hereafter authorized, by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares. The Board of Directors of the Corporation may from time to time issue shares of Preferred Stock, in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions as may be fixed by the Board of Directors.

          Section 6.2 Common Stock. Subject to Article VII, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limita-tions as to dividends, qualifications and terms and conditions of redemption of the Common Stock of the
          Corporation:

                    6.2.1  Voting Rights.  Each share of Common
          Stock shall have one vote, and shall have no preference, conversion, exchange, preemptive or cumulative voting rights. Except as otherwise provided in respect of any class of stock hereafter classified or reclassified, the exclusive voting power for all purposes shall be vested in the holders of the Common Stock. Shares of Common Stock shall not have cumulative voting rights.

                    6.2.2 Dividends. Subject to the provisions of law, any preferences of any class of stock hereafter classified or reclassified and the provisions of any marketing obligations or guarantees thereof, incurred by the Corporation, dividends, including dividends payable in shares of another class of the Corporation's stock, may be paid ratably on the Common Stock at such time and in such amounts as the Board of Directors may deem advis-able.

                    6.2.3 Distribution Upon Dissolution. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled, together with the holders of any other class of stock hereafter classified or reclassified not having a preference on distributions in the liquidation, dissolution or winding up of the Corporation, to share ratably in the net assets of the Corporation remaining after payment or provision for payment of the debts and other liabilities of the Corporation and the amount to which the holders of any class of stock hereafter classified or reclassified having a preference on distributions in the liquidation, dissolution or winding up of the Corporation shall be entitled.

          Section 6.3  Classification/Reclassification.

                    6.3.1  Powers of the Board of Directors.
          Subject to the provisions of this Charter, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limi-tation, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing, or altering one or more of the following:

                         (a)  The distinctive designation of such
          class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

                         (b)  Whether or not and, if so, the rates,
          amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

                         (c)  Whether or not shares of such class
          or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

                         (d)  Whether or not shares of such class
          or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

                         (e)  Whether or not shares of such class
          or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeem-able and the amount per share payable in case of redemp-tion, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

                         (f)  The rights of the holders of shares
          of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

                         (g)  Whether or not there shall be any
          limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corpora-tion, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

                         (h)  Any other preferences, rights, re-
          strictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and this Charter.

                    6.3.2 Ranking. For the purposes hereof and of any articles supplementary to this Charter providing for the classification or reclassification of any shares of capital stock or of any other Charter document of the Corporation (unless otherwise provided in any such arti-cles or document), any class or series of stock of the Corporation shall be deemed to rank:

                         (a)  prior to another class or series
          either as to dividends or upon liquidation, if and to the extent the holders of such class or series shall be entitled to the receipt of dividends or of amounts dis-tributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

                         (b)  on a parity with another class or
          series either as to dividends or upon liquidation, wheth-er or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if and to the extent the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

                         (c)  junior to another class or series
          either as to dividends or upon liquidation, if and to the extent the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

          Section 6.4 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Charter and the Bylaws of the Corporation.

                                 ARTICLE VII

          Section 7.1  Restrictions on Transfer.

                    7.1.1  Definitions.  For purposes of this
          Article VII, the following terms shall have the following meanings:

                         (a)  "Beneficial Ownership" shall mean
          ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of
          Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns," and "Beneficially Owned" shall have correlative meanings.

                         (b)  "Beneficiary" shall mean, with re-
          spect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and Section 170(c)(2) of the Code that are named by the Corporation as the beneficiary or bene-ficiaries of such Trust, in accordance with the provi-sions of Section 7.2.1.

                         (c)  "Board of Directors" shall mean the
          Board of Directors of the Corporation.

                         (d)  "Closing Price" on any date shall
          mean the last sale price for such shares, regular way, or, in case no such sale takes place on such a day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the prin-cipal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if transaction prices are not reported, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organiza-tion, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Corporation's Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Corporation's Board of Directors.

                         (e)  "Constructive Ownership" shall mean
          ownership of shares of Equity Stock by a Person who would be treated as an owner of such shares of Equity Stock either directly or indirectly through the application of
          Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Construc-tively Owns," and "Constructively Owned" shall have correlative meanings.

                         (f)  "Disqualified Person" means (A) the
          United States, any State or political subdivision there-of, any foreign government, any international organiza-tion, or any agency or instrumentality of any of the foregoing, (B) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax unless such organization is subject to the tax imposed by Section 511 of the Code, and (c) any organiza-tion described in Section 1381(a)(2)(c) of the Code.

                         (g)  "Equity Stock" shall mean the Common
          Stock and the preferred stock of the Corporation, includ-ing the Common Stock and the preferred stock of the Corporation that are held as Shares-in-Trust in accor-dance with the provisions of Section 7.2.

                         (h)  "Excess Shares" shall mean the number
          of shares owned (or deemed to be owned by virtue of the attribution provisions of the Code) or held, directly or indirectly, in excess of 9.8% of the outstanding shares of Common Stock or any series of preferred stock by any stockholder.

                         (i)  "Initial Public Offering" means the
          sale of shares of Common Stock pursuant to the Corporation's first effective registration statement for such shares of Common Stock filed under the Securities
          Act of 1933, as amended.

                         (j)  "Intended Transferee" shall mean,
          with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 7.1.3, would own record title to shares of Equity Stock.

                         (k)  "Market Price" on any date shall
          mean, with respect to a class or series of outstanding shares of the Corporation's stock, the Closing Price for such stock on such date.

                         (l)  "Non-Transfer Event" shall mean an
          event other than a purported Transfer that would cause any Person to Beneficially Own or Constructively Own shares of Equity Stock in excess of the Ownership Limit, including, but not limited to, the granting of any option or entering into any agreement for the sale, transfer or other disposition of shares of Equity Stock or the sale, transfer, assignment or other disposition of any securi-ties or rights convertible into or exchangeable for shares of Equity Stock.

                         (m)  "Person" shall mean an individual,
          corporation, partnership, estate, trust, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
          Section 509(a) of the Code, joint stock company or other entity and also includes a "group" as that term is used for purposes of Section 13(d)(3) of the Securities Ex-change Act of 1934, as amended.

                         (n)  "Restriction Termination Date" shall
          mean the first day after the date of the Initial Public Offering on which (i) the Board of Directors determines that it is no longer in the best interests of the Corpo-ration to attempt to, or continue to, qualify as a REIT and (ii) there is an affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class.

                         (o)  "Trading Day" shall mean any day
          other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

                         (p)  "Transfer" (as a noun) shall mean any
          sale, transfer, gift, assignment, devise or other dispo-sition of shares of Equity Stock, whether voluntary or involuntary, whether of record, constructively or benefi-cially and whether by operation of law or otherwise. "Transfer" (as a verb) shall not have the correlative meaning.

                         (q)  "Trust" shall mean any separate trust
          created pursuant to Section 7.1.3 and administered in accordance with the terms of Section 7.2 hereof, for the exclusive benefit of any Beneficiary.

                         (r)  "Trustee" shall mean any Person or
          entity unaffiliated with both the Corporation and any Prohibited Owner, such Trustee to be designated by the Corporation to act as trustee of any Trust, or any suc-cessor trustee thereof.

                    7.1.2  Restriction on Transfers.

                         (a)  Except as provided in Section 7.1.7,
          from the date of the Initial Public Offering and prior to the Restriction Termination Date, (i) no Person may Beneficially Own or Constructively Own Excess Shares and
          (ii) any Transfer that, if effective, would result in any Person Beneficially Owning or Constructively Owning Excess Shares shall be void ab initio as to the Transfer of that number of shares which would otherwise constitute Beneficial Ownership or Constructive Ownership by such Person, and the Intended Transferee shall acquire no rights in such Excess Shares.

                         (b)  Except as provided in Section 7.1.7,
          from the date of the Initial Public Offering and prior to the Restriction Termination Date, any Transfer that, if effective, would result in shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned (de-termined without reference to any rules of attribution) by the transferee, and the Intended Transferee shall acquire no rights in such shares of Equity Stock.

                         (c)  From the date of the Initial Public
          Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effec-tive, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corpora-tion to be "closely held" within the meaning of Section 856(h) of the Code, and the Intended Transferee shall acquire no rights in such shares of Equity Stock.

                         (d)  From the date of the Initial Public
          Offering and prior to the Restriction Termination Date, any Transfer of shares of Equity Stock that, if effec-tive, would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Sec-tion 856(d)(2)(B) of the Code, shall be void ab initio as to the Transfer of that number of shares of Equity Stock which would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Sec-tion 856(d)(2)(B) of the Code, and the Intended Transfer-ee shall acquire no rights in such excess shares of Equity Stock.

                         (e)  From the date of the Initial Public
          Offering and prior to the Restriction Termination Date, any Transfer of Shares of Equity Stock that, if effec-tive, would result in shares of Equity Stock being bene-ficially owned by a Disqualified Person shall be void ab initio as to the Transfer of that number of shares which would be otherwise beneficially owned by the transferee, and the Intended Transferee shall acquire no rights in such shares of Equity Stock.

                    7.1.3  Transfer to Trust.

                         (a)  If, notwithstanding the other provi-
          sions contained in this Section 7.1, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event such that any Person would either Beneficially Own or Constructively Own Excess Shares, then, (i) except as otherwise provided in Section 7.1.7, the Intended Transferee shall acquire no right or inter-est (or, in the case of a Non-Transfer Event, the Person holding record title to the shares of Equity Stock Bene-ficially Owned or Constructively Owned by such Beneficial Owner or Constructive Owner, shall cease to own any right or interest) in such number of shares of Equity Stock which would cause such Intended Transferee to Beneficial-ly Own or Constructively Own Excess Shares, (ii) such Excess Shares (rounded up to the nearest whole share) shall be transferred automatically and by operation of law to the Trust to be held in accordance with that
          Section 7.2, and (iii) the Intended Transferee shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee.

                         (b)  If, notwithstanding the other provi-
          sions contained in this Section 7.1, at any time after the Initial Public Offering and prior to the Restriction Termination Date, there is a purported Transfer or Non-Transfer Event that, if effective, would (i) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (ii) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (iii) result in the shares of Equity Stock being beneficially owned by a Disqualified Person, or
          (iv) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Sec-tion 856(d)(2)(B) of the Code, then (x) the Intended Transferee shall not acquire any right or interest (or, in the case of a Non-Transfer Event, the Person holding record title of the shares of Equity Stock with respect to which such Non-Transfer Event occurred, shall cease to own any right or interest) in such number of shares of Equity Stock, the ownership of which by such Intended Transferee or record holder would (A) result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (B) result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, (C) result in the shares of Equity Stock being beneficially owned by a Disqualified Person, or (D) cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Sec-tion 856(d)(2)(B) of the Code, (y) such number of shares of Equity Stock (rounded up to the nearest whole share) shall be designated Shares-in-Trust and, in accordance with the provisions of Section 7.2, transferred automati-cally and by operation of law to the Trust to be held in accordance with that Section 7.2, and (z) the Intended Transferee shall submit such number of shares of Equity Stock to the Corporation for registration in the name of the Trustee.

                    7.1.4  Remedies For Breach.  If the Corpora-
          tion, or its designees, shall at any time determine in good faith that a Transfer has taken place in violation of Section 7.1.2 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Con-structive Ownership of any shares of Equity Stock in violation of Section 7.1.2, the Corporation shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or acquisition, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or insti-tuting proceedings to enjoin such Transfer or acquisi-tion.

                    7.1.5  Notice of Restricted Transfer.  Any
          Person who acquires or attempts to acquire shares of Equity Stock in violation of Section 7.1.2, or any Person who owned shares of Equity Stock that were transferred to the Trust pursuant to the provisions of Section 7.1.2, shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or Non-Transfer Event, as the case may be, on the Corporation's status as a REIT.

                    7.1.6 Owners Required To Provide Information. From the date of the Initial Public Offering and prior to the Restriction Termination Date:

                         (a)  Every Beneficial Owner or Construc-
          tive Owner of more than 5%, or such lower percentages as required pursuant to regulations under the Code, of the outstanding shares of all classes of capital stock of the Corporation shall, within 30 days after January 1 of each year, provide to the Corporation a written statement or affidavit stating the name and address of such Beneficial Owner or Constructive Owner, the number of shares of Equity Stock Beneficially Owned or Constructively Owned, and a description of how such shares are held. Each such Beneficial Owner or Constructive Owner shall provide to the Corporation such additional information as the Corpo-ration may request in order to determine the effect, if any, of such Beneficial Ownership or Constructive Owner-ship on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

                         (b)  Each Person who is a Beneficial Owner
          or Constructive Owner of shares of Equity Stock and each Person (including the stockholder of record) who is holding shares of Equity Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation a written statement or affidavit stating such information as the Corporation may request in order to determine the Corporation's status as a REIT and to ensure that no Person owns Excess Shares.

                    7.1.7  Exception.  The restrictions on the
          ownership of Excess Shares shall not apply to the acqui-sition of shares of Equity Stock by an underwriter that participates in a public offering of such shares for a period of 90 days following the purchase by such under-writer of such shares provided that the restrictions contained in Section 7.1.2 will not be violated following the distribution by such underwriter of such shares. In addition, the Board of Directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel in each case to the effect that the restrictions contained in Section 7.2.2, Section 7.2.3, and/or Section
          7.2.4 hereof will not be violated, may exempt a Person from the restrictions on the ownership of Excess Shares provided that (i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership or Constructive Ownership of shares of Equity Stock will violate the restrictions on the ownership of Excess Shares and (ii) such Person agrees in writing that any violation or attempted violation will result in such transfer to the Trust of shares of Equity Stock pursuant to Section 7.1.3.

          Section 7.2  Shares Transferred to a Trust.

                    7.2.1  Trust.  Any shares of Equity Stock
          transferred to a Trust pursuant to Section 7.1.3 hereof shall be held for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"). The Corporation shall name a Charitable Beneficiary for each Trust within twenty days after determining the need for such Trust hereunder. Any transfer to a Trust pursu-ant to Section 7.1.3 shall be effective as of the close of business on the business day prior to the date of the Transfer or Non-Transfer Event that results in the trans-fer to the Trust. Shares held in a Trust shall remain issued and outstanding shares of Equity Stock of the Corporation and shall be entitled to the same rights and privileges on identical terms and conditions as are all other issued and outstanding shares of Equity Stock of the same class and series.

                    7.2.2  Dividend Rights. The Trust, as record
          holder of shares transferred to the Trust pursuant to
          Section 7.1.3, shall be entitled to receive all dividends and distributions as may be declared by the Board of Directors on such shares of Equity Stock and shall hold such dividends or distributions in trust for the exclu-sive benefit of the Charitable Beneficiary. The Intended Transferee with respect to the shares held in the Trust shall repay to the Trust the amount of any dividends or distributions received by it that (i) are attributable to such shares of Equity Stock and (ii) which dividends or distributions were paid to the Intended Transferee prior to the discovery by the Corporation that such shares have been transferred to the Trust. The Corporation shall take all measures that it determines reasonably necessary to recover the amount of any such dividend or distribu-tion paid to an Intended Transferee, including, if neces-sary, withholding any portion of future dividends or distributions payable on shares of Equity Stock Benefi-cially Owned or Constructively Owned by the Intended Transferee; and, as soon as reasonably practicable fol-lowing the Corporation's receipt or withholding thereof, shall pay over to the Trust for the benefit of the Chari-table Beneficiary the dividends so received or withheld, as the case may be.

                    7.2.3 Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, holders of shares in the Trust shall be entitled to receive, ratably with each other holder of shares of Equity Stock of the same class or series, that portion of the assets of the Corporation which is avail-able for distribution to the holders of such class and series of shares of Equity Stock. The Trust shall dis-tribute to the Intended Transferee the amounts received upon such liquidation, dissolution, or winding up, or distribution; provided, however, that the Intended Trans-feree shall not be entitled to receive amounts pursuant to this Section 7.2.3 in excess of, in the case of a purported Transfer in which the Intended Transferee gave value for shares of Equity Stock and which Transfer resulted in the transfer of the shares to the Trust, the price per share, if any, such Intended Transferee paid for the shares of Equity Stock and, in the case of a Non-Transfer Event or Transfer in which the Intended Transferee did not give value for such shares (e.g., if the shares were received through a gift or devise) and which Non-Transfer Event or Transfer, as the case may be, resulted in the transfer of shares to the Trust, the price per share equal to the Market Price on the date of such Non-Transfer Event or Transfer. Any remaining amount in such Trust shall be distributed to the Charita-ble Beneficiary.

                    7.2.4  Voting Rights.  The Trustee shall be
          entitled to vote all shares held in the Trust for the exclusive benefit of the Charitable Beneficiary. Any vote by an Intended Transferee as a holder of shares of Equity Stock prior to the discovery by the Corporation that the shares of Equity Stock are held in the Trust shall, subject to applicable law, be rescinded and shall be void ab initio with respect to such shares and the Intended Transferee shall be deemed to have given, as of the close of business on the business day prior to the date of the purported Transfer or Non-Transfer Event that results in the transfer to the Trust of shares of Equity Stock under Section 7.1.3, an irrevocable proxy to the Trustee to vote the shares held in the Trust in the manner in which the Trustee, in its sole and absolute discretion, desires.

                    7.2.5 Compensation to Record Holder of Shares of Equity Stock that Become Shares-in-Trust. Within 20 days of receiving notice from the Corporation that shares of Common stock have been transferred to the Trust, the Trustee shall sell the shares held a person, designated by the Trustee, whose ownership of the violate the limi-tations set forth in this Article VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the proceeds of the net sale to the Intended Transferee and to the Charitable Beneficiary as follows. The Intended Transferee shall receive the lesser of (1) the price paid by the Intended Transferee for the shares or, if the Intended Transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust, and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Intended Transferee shall be immediately paid to the Charitable Beneficiary. The Charitable Beneficiary and Intended Transferee waive any and all claims that they may have against the Trustee and the Trust arising out of the disposition of shares held in the Trust, except for claims arising out of the gross negligence or willful misconduct of, or any failure to make payments in accor-dance with this Section 7.2, by such Trustee or the Corporation.

                    7.2.6  Purchase Right in Shares-in-Trust.
          Shares of Common Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corpora-tion, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer.
          The Corporation shall have the right to accept such offer until the Trustee has sold shares held in the Trust.
          Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Intended Transferee.

          Section 7.3 Remedies Not Limited. Nothing contained in this Article VII shall limit the authority of the Corpo-ration to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT and to ensure that no Person owns or holds Excess Shares.

          Section 7.4 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VII, including any definition contained in Section 7.1.1, the Board of Directors shall have the power to determine the application of the provisions of this Article VII with respect to any situation based on the facts known to it.

          Section 7.5 Legend. From the date of the Initial Public Offering and prior to the Restriction Termination Date, each certificate for shares of Equity Stock shall bear the following legend:

                         "The shares of Common or Preferred Stock
               represented by this certificate are subject to restrictions on transfer for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may (i) Beneficially Own or Constructively Own shares of Common Stock in excess of 9.8% of the number of outstanding shares of Common Stock, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.8% of the number of outstanding shares of such class or series of Preferred Stock, (iii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution), (iv) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being beneficially owned by
               (A) the United States, any State or political subdi-vision thereof, any foreign government, any interna-tional organization, or any agency or instrumentali-ty of any of the foregoing, (B) any organization (other than a cooperative described in Section 521 of the Code) which is exempt from tax unless such organization is subject to the tax imposed by Sec-tion 511 of the Code, or (C) any organization de-scribed in Section 1381(a)(2)(C) of the Code, (v) Beneficially Own shares of Equity Stock that would result in the Corporation being "closely held" under
               Section 856(h) of the Code, or (vi) Constructively Own shares of Equity Stock that would cause the Corporation to Constructively Own 10% or more of the ownership interests in a tenant of the Corporation's real property, within the meaning of Section 856(d)(2)(B) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capital-ized terms in this legend have the meanings defined in the Corporation's Charter, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

          Section 7.6  Severability.  If any provision of this
          Article VII or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

          Section 7.7  Exchange Transactions.  Nothing in this
          Article VII shall preclude the settlement of any transac-tion entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

          Section 7.8 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunc-tive relief, to enforce the provisions of this Article
          VII.

          Section 7.9 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercis-ing any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

          Section 7.10 Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of the provision hereof.

          Section 7.11 Amendment. Notwithstanding any other provision of this Charter or the Bylaws of the Corpora-tion, the provisions of Section 7 shall not be amended, altered, changed or repealed without the affirmative vote of not less than two-thirds of all of the votes ordinari-ly entitled to be cast in the election of directors, voting together as a single class; provided, however, that without the approval of stockholders, the Board of Directors may amend this Charter or By Laws of the Corpo-ration to make any change necessary or, in the opinion of the Board of Directors, advisable to comply with changes in the Code imposing additional or different transfer restrictions on stockholders of any entity seeking to qualify as a REIT.

                                 ARTICLE VIII

                                  AMENDMENTS

                    The Corporation reserves the right from time to time to make any amendments of this Charter which may now or hereafter be authorized by law, including any amend-ments changing the terms or contract rights, as expressly set forth in this Charter, of any of its outstanding stock by classification, reclassification or otherwise but no such amendment which changes such terms or con-tract rights of any of its outstanding stock shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon or such higher vote as may be required by this Charter or law.

                                  ARTICLE IX

                           LIMITATION OF LIABILITY

                    To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be per-sonally liable to the Corporation or its stockholders for money damages. No amendment of this Charter or repeal of any of its provisions shall limit or eliminate the limi-tation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.


                    IN WITNESS WHEREOF, I have signed these Arti-cles of Incorporation acknowledging the same to be my act, on November ___, 1997

          WITNESS:


          _______________________                __________________________